Exhibit 2


                      FIRST AMENDMENT TO RIGHTS AGREEMENT

         This FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), adopted by the board of directors of NeoPharm, Inc., a Delaware corporation (the "Company"), on September 20, 2004 and dated as of September 20, 2004, is by and among the Company and Computershare Investor Services, L.L.C., a Delaware limited liability company ("Computershare"). Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Rights Agreement (as defined below).

                                   Recitals

         WHEREAS, the Company and Computershare are parties to a Preferred Stock Rights Agreement, dated as of June 30, 2003 (the "Rights Agreement"); and

         WHEREAS, the Rights Agreement provides that John N. Kapoor and his Affiliates could be or become the beneficial owner of up to 30% of the Company's Common Shares then outstanding without being deemed to be an Acquiring Person; and

         WHEREAS, as of the date of the Rights Agreement, John N. Kapoor and his Affiliates beneficially owned 26.81% of the Common Shares then outstanding; and

         WHEREAS, on January 27, 2004, the Company sold 4,312,500 Common Shares in a public offering; and

         WHEREAS, following the January 27, 2004 offering of Common Shares, John N. Kapoor and his Affiliates beneficially owned and as of the date hereof beneficially own 21.7% of the Common Shares outstanding; and

         WHEREAS, the Board of Directors of the Company has approved certain changes to the definition of the term "Acquiring Person" in the Rights Agreement as more specifically set forth herein to reduce from 30% to 22% the percentage of outstanding Common Shares which John N. Kapoor, together with his Affiliates, must be or become the beneficial owner of before being deemed to be an Acquiring Person; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable, and the Company and the other parties hereto desire to evidence such amendment in writing.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is hereby amended by replacing "30%" with "22%" at each place where "30%" appears in such section.

         2. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         3. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

         4. MISCELLANEOUS.

         (a) This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         (b) If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                           [Signature page follows.]

         EXECUTED as of the date first set forth above.

Attest:                                   NEOPHARM, INC.


/s/ Lawrence A. Kenyon                    By:  /s/ Gregory P. Young
----------------------------                   -------------------------------
Name:  Lawrence A. Kenyon                      Name:  Gregory P. Young
Title: Chief Financial Officer                 Title: President and
       and Secretary                                  Chief Executive Officer

Attest:                                   COMPUTERSHARE INVESTOR
                                            SERVICES, L.L.C.


/s/ Carol Wolniakowski                    By:  /s/ Blanche Hurt
-----------------------------                  -------------------------------
Name:  Carol Wolniakowski                      Name:  Blanche Hurt
Title: Assistant Secretary                     Title: General Counsel